Exhibit 12.1

                           VIACOM INTERNATIONAL INC. AND SUBSIDIARIES

                       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In thousands, except ratios)

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                                                Six Months Ended
                                                  June 30,1994                          Year Ended December 31,
                                                ----------------            ------------------------------------------------------
                                                  1994     1993               1993     1992     1991     1990             1989

Earnings (loss) before income taxes             $27.3    $187.7             $303.7   $164.6    $66.3  ($16.0)           $266.1

Add:
   Distributed income of Affiliated Companies     6.1       1.2               13.5      9.5      5.6     2.8               4.5
   Interest expense, net of capitalized
    interest                                     72.9      79.6              150.7    195.2    252.9   243.3             258.0
   Capitalized interest amortized                 0.9       1.1                2.1      2.4      2.3     2.2               2.3
   1/3 of rental expense                         14.6      12.2               24.7     22.6     21.5    18.8              15.5
                                               ----------------             ------------------------------------------------------
Earnings                                       $121.8    $281.8             $494.7   $394.3   $348.6  $251.1            $546.4
                                               ================             ======================================================

Fixed charges:
   Interest costs on all indebtedness           $73.3     $79.8             $151.1   $195.8   $253.5  $244.1            $313.8
   1/3 of rental expense                         14.6      12.2               24.7     22.6     21.5    18.8              15.5
                                               ----------------             ------------------------------------------------------
Total fixed charges                             $87.9     $92.0             $175.8   $218.4   $275.0  $262.9            $329.3
                                               ================             ======================================================

Ratio of earnings to fixed charges               1.4x      3.1x               2.8x     1.8x     1.3x  Note a              1.7x
                                               ================             ======================================================



(a) Earnings were inadequate to cover fixed charges; the additional amount of earnings required to cover the fixed charges of the
    Company and year ended December 31, 1990 would have been $11.8 million.

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